Exhibit 10.27
Nektar Therapeutics
201 Industrial Road
San Carlos, California 94070
December 1, 2008
John Nicholson
c/o Nektar Therapeutics
201 Industrial Road
San Carlos, California 94070
Dear John:
I present you with this amended and restated version of your offer letter agreement setting forth certain terms and conditions of your continued employment in the position of Senior Vice President and Chief Financial Officer at Nektar Therapeutics (“Nektar” or the “Company”) reporting directly to me. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Company’s Change of Control Severance Benefit Plan, as it may be amended from time to time (the “COC Plan” a copy of which is enclosed herewith). This offer letter agreement supersedes the offer letter agreement you entered into with Nektar on December 10, 2007 and any other understandings and agreements, written or oral, between you and the Company with respect to the subject matter herein and is made effective as of the first date set forth above.
Your annual cash compensation will consist of two components: base salary and an annual performance bonus. Your base salary will be $425,000 on an annual basis and paid in accordance with Nektar’s regular payroll schedule. Your annual performance bonus target each year will be at least 50% of your annual base salary for each annual period (“Target Annual Bonus”). Your base salary and Target Annual Bonus shall be subject to annual performance review by the Compensation Committee of the Board of Directors (“Compensation Committee”) in consultation with me for appropriate upward adjustment. The actual amount of your annual performance bonus will range from 0% to 200% of the Target Annual Bonus based on the Compensation Committee’s assessment in consultation with me of the achievement of a combination of annual corporate objectives and your achievement of personal objectives agreed upon by you and me at the beginning of each annual performance period. Your annual performance bonus for a particular year will be paid not later than March 15 of the following year.
You will be eligible for annual equity awards, in the sole discretion of the Compensation Committee, based on the Compensation Committee’s review, in consultation with me, of your individual performance and annual equity compensation levels of senior executive officers with similar roles at comparator companies as analyzed by a reputable, nationally-recognized, independent compensation consultancy firm.

Commencing with your first day of employment, you and your family will be eligible to participate in Nektar’s executive benefits program including medical, dental and vision insurance, term life insurance, 401(k), the flexible health spending plan, short & long-term disability upon the terms specified in those plans, and the COC Plan. There will be no restrictions that will limit you or your family’s participation in Nektar’s medical insurance plan.
Nektar will also provide you with the following additional benefits related to your relocation to the San Francisco Bay Area from your current home in Parsippany, New Jersey (“New Jersey Home”):
(1)
Reimbursement for normal and customary closing costs actually incurred on the sale of your New Jersey Home including but not limited to up to a 6% real estate sales commission. Closing costs not considered deductible by you for tax purposes will be “grossed up” and added to those costs that are considered deductible (which will be subject to standard withholding).

(2)
Reimbursement for normal and customary closing costs actually incurred in connection with the purchase of a home in the San Francisco Bay Area (“California Home”) including but not limited to up to 3% of the loan amount for points/commission etc. Closing costs not considered deductible by you for tax purposes will be “grossed up” and added to those costs that are considered deductible (which will be subject to standard withholding).

(3)	Reimbursement for shipment of your household goods from your New Jersey Home to your California Home.
(4)
Reimbursement for temporary housing for you in the San Francisco Bay Area and reasonable expenses incurred in connection therewith through December 31, 2009, and this benefit will be provided to you on a “grossed up” basis if determined to be taxable to you.

(5)	Nektar will reimburse you for your reasonable travel expenses to and from Northern California and your New Jersey Home prior to your family’s relocation to your California Home.
(6)
Following your relocation to California, you will then be entitled to a one-time relocation bonus of $75,000 on “grossed up” basis (i.e. the total you receive after applicable withholding will be $75,000).

Your employment is by continued mutual agreement and may be terminated at will with or without cause by either you or Nektar at any time with or without advanced notice. You have also entered into Nektar’s standard Employment Agreement and such agreement contains certain terms and conditions of your employment with Nektar other than those set forth herein.

In the event that your employment terminates due to your death or Disability (as defined in the Company’s 2000 Equity Incentive Plan), (a) 50% of the then-unvested portion of any outstanding stock options granted to you by the Company will automatically vest in the event of your Disability (with the remainder of such unvested portion terminating immediately thereafter), and 100% of the then-unvested portion of any outstanding stock options granted to you by the Company shall automatically vest in the event of your death, (b) Nektar will pay to you or your estate, as applicable, all unreimbursed expenses, all of your then accrued but unpaid base salary, and your target bonus prorated for the portion of the last year in which you were employed by Nektar prior to death or Disability, and (c) you and your dependents shall be entitled to continued medical, dental, and vision insurance, at your or their expense, at the same level of coverage as was provided to you and your dependents under Nektar’s insurance and benefits plans immediately prior to the termination by electing COBRA continuation coverage in accordance with applicable law.
In the event your employment is terminated for reasons not related to a Change of Control (a) by the Company without Cause, or (b) by you for a Good Reason Resignation, then you and the Company will meet in good faith to discuss the terms of an appropriate separation. In any event, at a minimum, the Company will enter into a severance arrangement with you which will include the following: (i) a fully-effective mutual waiver and release in such form as the Company may reasonably require, (ii) a cash severance payment equal to your total annual cash compensation target (defined as your current monthly base salary annualized for 12 months, plus your bonus target multiplied by the expected pay-out percentage used by the Company for its GAAP financial statements in the previous calendar quarter, but not to exceed 100%), payable in accordance with the severance payment schedule described in Section 4.2 of the COC Plan (including, without limitation and as applicable, the six-month delay for payments to “specified employees” as set forth in such section), (iii) if the termination of your employment occurs prior to the first anniversary of your employment commencement date (the “Start Date”), pro-rata vesting credit on your stock option granted by the Company on your Start Date through the date of termination, based on the number of months of employment with the Company completed since your Start Date, (iv) the exercise period for the portion of your outstanding stock options that are vested as of your termination date shall be 12 months following the termination date (subject to earlier termination at the end of the option term or in connection with a change in control of the Company in accordance with the applicable option plan and agreement), and (v) the Company shall pay all applicable COBRA payments for you and your family for one year after the termination date (such payments shall cease in the event that you become eligible for comparable benefits with another employer).
Any reimbursements pursuant to the foregoing provisions of this offer letter shall be made in accordance with the Company’s reimbursement policies, practices and procedures in effect from time to time and shall be paid as soon as reasonably practicable and in all events not later than the end of the calendar year following the year in which the related expense was incurred. Your rights to reimbursement hereunder are not subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other year. Any tax gross-up payments made pursuant to the foregoing provisions of this offer letter shall be made as soon as practicable and in all events not later than the end of the calendar year following the year in which you remit the related taxes.

The terms, compensation and benefits set forth in this letter, which shall be governed by California law, without reference to principles of conflicts of laws, may not be reduced without your prior written consent and shall be binding upon and inure to the benefit of (a) your heirs, executors, and legal representatives upon your death and (b) any person or entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or a majority of the assets, business, capital stock, or voting stock of Nektar. Any such person or entity shall be deemed substituted for Nektar under this letter for all purposes.
John, I am delighted at the prospect of your continued leadership at Nektar as Senior Vice President and Chief Financial Officer.

Sincerely,
/s/ Howard W. Robin
Howard W. Robin
President and Chief Executive Officer
ACCEPTED:

/s/ John Nicholson John Nicholson

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